EXHIBIT 3.2
AMENDED AND RESTATED BY-LAWS
of
ITT INC.

1.	SHAREHOLDERS.
1.1. Place of Shareholders’ Meetings. All meetings of the shareholders of ITT Inc. (the “Corporation”) shall be held at such place or places, within or outside the state of Indiana, as may be fixed by the Corporation’s Board of Directors (the “Board,” and each member thereof a “Director”) from time to time or as shall be specified in the respective notices thereof. The Board may determine that the meeting shall not be held at any place, but may, instead, be held solely by means of remote communication as provided under the Indiana Business Corporation Law.
1.2. Date and Time of Annual Meetings of Shareholders. An annual meeting of shareholders shall be held at such date, time and place (within or outside the state of Indiana or by remote communication, as applicable) as shall be determined by the Board and designated in the notice thereof. Failure to hold an annual meeting of shareholders at such designated time shall not affect otherwise valid corporate acts or work as a forfeiture or dissolution of the Corporation.
1.3. Annual Meetings of Shareholders.
(a) At each annual meeting of shareholders, the shareholders shall elect the members of the Board for the succeeding term. At any such annual meeting any business properly brought before the meeting may be transacted.
(b) To be properly brought before an annual meeting of shareholders, business must be (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the meeting by or at the direction of the Board or (iii) otherwise properly brought before the meeting by a shareholder in accordance with the requirements of Section 1.6, Section 2.3 or Section 2.4of these By-laws, as applicable.
1.4. Special Meetings of Shareholders.
(a) Except as otherwise expressly required by applicable law, special meetings of shareholders or of any class or series entitled to vote may be called for any purpose or purposes by the Chairman, by a majority vote of the entire Board or by the Secretary upon written request in accordance with the Corporation’s Articles of Incorporation, as amended from time to time (the “Articles of Incorporation”), and these By-laws to be held at such date, time and place (within or outside the state of Indiana or by remote communication, as applicable) as shall be determined by the Board and designated in the notice (or any supplement thereto) thereof. Only such business as is specified in the notice (or any supplement thereto) of any special meeting of shareholders shall come before such meeting.
(b) A special meeting of shareholders shall be called by the Secretary at the written request or requests (each, a “Special Meeting Request” and, collectively, the “Special Meeting Requests”) of shareholders who are shareholders of record having, as of the date on which such Special Meeting Request is delivered to the Secretary, an aggregate “net long position” (as defined in Article Fifth of the Articles of Incorporation) of at least 25% of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting of shareholders (the “Requisite Percentage”) if such Special Meeting Request complies with the requirements of Section 1.4(c) and all other applicable sections of the Articles of Incorporation and these By-laws. The Board shall determine in good faith whether all requirements set forth in these By-laws have been satisfied and such determination shall be binding on the Corporation and its shareholders.
(c) A Special Meeting Request must be delivered by hand or by registered United States mail or courier service, postage prepaid, to the attention of the Secretary. A Special Meeting Request to the Secretary shall be signed and dated by each shareholder of record (or a duly authorized agent of such shareholder) requesting the special meeting of shareholders (each, a “Requesting Shareholder”), shall comply with the shareholder notice and information requirements for annual meetings of shareholders set forth in Sections 1.6(b) through 1.6(d) and, if applicable, the shareholder notice and information requirements for nominations of a person or persons for election as Director(s) as set forth in Section 2.3 of these By-laws, and shall also include (i) a statement of the specific purpose or purposes of the special meeting, (ii) the matter(s) proposed to be acted on at the special meeting, (iii) the reasons for conducting such business at the special meeting, (iv) the text of any resolutions proposed for consideration, (v) an acknowledgment by the Requesting Shareholder(s) and the beneficial owners, if any, on whose behalf the Special Meeting Request(s) are being made that any reduction in the aggregate net long position of the Requesting Shareholder(s) below the Requisite Percentage following the delivery of the Special Meeting Request shall constitute a revocation of such Special Meeting Request, and (vi) documentary evidence that the Requesting

EXHIBIT 3.2
Shareholders own the Requisite Percentage as of the date of such written request to the Secretary; provided, however, that, if the Requesting Shareholders are not the beneficial owners of the shares representing the Requisite Percentage, then to be valid, the Special Meeting Request(s) must also include documentary evidence (or, if not simultaneously provided with the Special Meeting Request(s), such documentary evidence must be delivered to the Secretary within 10 business days after the date on which the Special Meeting Request(s) are delivered to the Secretary) that the beneficial owners on whose behalf the Special Meeting Request(s) are made beneficially own the Requisite Percentage as of the date on which such Special Meeting Request(s) are delivered to the Secretary. In addition, the Requesting Shareholders and the beneficial owners, if any, on whose behalf the Special Meeting Request(s) are being made shall promptly provide any other information reasonably requested by the Corporation.
(d) Notwithstanding the foregoing provisions of this Section 1.4, a special meeting of shareholders requested by shareholders shall not be held if (i) the Special Meeting Request does not comply with this Section 1.4, (ii) the Special Meeting Request relates to an item of business that is not a proper subject for shareholder action under applicable law, (iii) the Special Meeting Request is received by the Secretary during the period commencing 90 calendar days prior to the first anniversary of the date of the immediately preceding annual meeting of shareholders and ending on the date of the next annual meeting, (iv) an annual or special meeting of shareholders that included an identical or substantially similar item of business (“Similar Business”) was held not more than 120 calendar days before the Special Meeting Request was received by the Secretary, (v) the Board or the Chairman of the Board has called or calls for an annual or special meeting of shareholders to be held within 90 calendar days after the Special Meeting Request is received by the Secretary and the business to be conducted at such meeting includes Similar Business, or (vi) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other applicable law. For purposes of this Section 1.4(d), the nomination, election or removal of Directors shall be deemed to be Similar Business with respect to all items of business involving the nomination, election or removal of Directors, changing the size of the Board and filling vacancies and/or newly created directorships resulting from any increase in the authorized number of Directors. The Board shall determine in good faith whether the requirements set forth in this Section 1.4(d) have been satisfied.
(e) In determining whether a special meeting of shareholders has been requested by the record holders of shares representing in the aggregate at least the Requisite Percentage, multiple Special Meeting Requests delivered to the Secretary will be considered together only if (i) each Special Meeting Request identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined in good faith by the Board), and (ii) such Special Meeting Requests have been dated and delivered to the Secretary within 60 days of the earliest dated Special Meeting Request. A Requesting Shareholder may revoke a Special Meeting Request at any time by written revocation delivered to the Secretary and if, following such revocation, there are outstanding un-revoked requests from Requesting Shareholders holding less than the Requisite Percentage, the Board may, in its discretion, cancel the special meeting of shareholders. If none of the Requesting Shareholders appears or sends a duly authorized agent to present the business to be presented for consideration that was specified in the Special Meeting Request, the Corporation need not present such business for a vote at such special meeting of shareholders.
(f) Special meetings of shareholders shall be held at such date, time and place, or by remote communication, as applicable, as may be fixed by the Board in accordance with these By-laws; provided, however, that in the case of a special meeting requested by shareholders, the date of any such special meeting shall not be more than 90 calendar days after a Special Meeting Request that satisfies the requirements of this Section 1.4 (or, in the case of multiple Special Meeting requests, the last Special Meeting Request necessary to reach the Requisite Percentage) is received by the Secretary.
1.5. Notice of Meetings of Shareholders. Except as otherwise expressly required or permitted by applicable law, not less than 10 days nor more than 60 days before the date of every shareholders’ meeting the Secretary shall give to each shareholder of record entitled to vote at such meeting written notice stating the date, time and place of the meeting, or the means of remote communication, if any, by which shareholders in person or by proxy may be considered to be present in person and vote at any such meeting, and, in the case of a special meeting of shareholders, the purpose or purposes for which the meeting is called and indication that notice is being issued by or at the direction of the person or persons calling the meeting. Except as provided in Section 1.7(d) of these By-laws or as otherwise expressly required by applicable law, notice of any adjourned meeting of shareholders need not be given if the time and place thereof (or the means of remote communication, if applicable) are announced at the meeting at which the adjournment is taken. Any notice, if mailed, shall be deemed to be given when deposited in the United States mail, postage prepaid, addressed to the shareholder at the address for notices to such shareholder as it appears on the records of the Corporation.

1.6. Notice of Shareholder Proposals of Business Other than Director Nominations.

EXHIBIT 3.2
(a) For business other than nominations of persons for election as Directors to be properly brought before an annual meeting of shareholders by a shareholder, the shareholder must have given written notice thereof, either by personal delivery or by United States mail, postage prepaid, to the attention of the Secretary, received at the principal executive offices of the Corporation, not less than 90 calendar days nor more than 120 calendar days prior to the first anniversary of the date the Corporation’s proxy statement was released to shareholders in connection with the previous year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting is changed by more than 30 days from the anniversary date of the previous year’s annual meeting, notice by the shareholder must be so received (i) not earlier than 120 calendar days prior to such annual meeting and not later than 90 calendar days prior to such annual meeting or (ii) if later, within 10 calendar days following the date on which public announcement of the date of the meeting is first made. In no event shall the public announcement of an adjournment or postponement of a meeting commence a new time period, or extend any time period, for the giving of written notice.
(b) Any written notice given by a shareholder under this Section 1.6 shall set forth as to each matter the shareholder proposes to bring before the annual meeting of shareholders: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and, in the event that such business includes a proposal to amend either the Articles of Incorporation or these By-laws, the language of the proposed amendment; (ii) the name and address of the shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made; (iii) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; (iv) the class or series and number of shares of stock of the Corporation that are owned of record by such shareholder and beneficial owner, if any, as of the date of the notice; (v) any material interest of the shareholder, and the beneficial owner, if any, on whose behalf the proposal is made, in such business; (vi) if the shareholder or beneficial owner, if any, is or intends to be part of a group that intends to (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or (y) otherwise solicit proxies or votes from shareholders in support of such shareholder’s proposal, a representation to that effect and the name of each “participant” in the solicitation (within the meaning of Item 4 of Schedule 14A under the Exchange Act); (vii) any other information regarding each shareholder and beneficial owner, if any, on whose behalf the proposal is made that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal, pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (viii) any plans or proposals that such shareholder and beneficial owner, if any, has with respect to the securities of the Corporation for which disclosure would be required by Item 4 of Schedule 13D under the Exchange Act; (ix) a description of any agreement, arrangement or understanding with respect to the proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the shareholder giving the notice, the beneficial owner, if any, on whose behalf the proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, the “Proponent Persons,” which term, for purposes of Section 2.3(b) of these By-laws, shall include each nominee (and his or her respective affiliates or associates and/or any others acting in concert with such nominee) and shall be defined as if this clause (ix) had, in each case, replaced the word “proposal” with the word “nomination”) including, but not limited to, any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Schedule 13D under the Exchange Act; and (x) a description of any agreement, arrangement or understanding (including without limitation any swap or other derivative or short position, profits interest, hedging transaction, borrowed or loaned shares, any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, or other instrument) to which any Proponent Person is a party, the intent or effect of which may be (1) to transfer to or from any Proponent Person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (2) to increase, decrease or maintain the voting power of any Proponent Person with respect to shares of any class or series of capital stock of the Corporation and/or (3) to provide any Proponent Person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, or to mitigate any loss resulting from, the value (or any increase or decrease in the value) of any security of the Corporation.
(c) A shareholder providing notice of business proposed to be brought before a meeting (whether given pursuant to this Section 1.6 or Section 1.4 of these By-laws) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is 15 calendar days prior to the meeting, or any adjournment or postponement thereof; such update and supplement shall be delivered in writing to the Secretary at the principal executive offices of the Corporation not later than five calendar days after the record date for the meeting (in the case of any update and supplement required to be made as of the record date), and not later than 10 calendar days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of 15 calendar days prior to the meeting or any adjournment or postponement thereof).
(d) The foregoing notice requirements shall be deemed satisfied by a shareholder if the shareholder has notified the Corporation of his or her intention to present a proposal at an annual meeting of shareholders and such shareholder’s

EXHIBIT 3.2
proposal has been included in a proxy statement that has been prepared by management of the Corporation to solicit proxies for such annual meeting; provided, however, that, if the shareholder does not appear or send a qualified representative to present such proposal at the annual meeting, the Corporation need not present such proposal for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation. No business shall be conducted at an annual meeting of shareholders except in accordance with this Section 1.6 (other than nominations of Director candidates as contemplated by Section 2.3 and Section 2.4). The chairman of any annual meeting of shareholders may refuse to permit any business to be brought before such annual meeting without compliance with the foregoing procedures or if the shareholder solicits proxies in support of such shareholder’s proposal without such shareholder having made the representation required by clause (vi) of Section 1.6(b), notwithstanding that proxies in respect of such vote may have been received by the Corporation.
1.7. Quorum of Shareholders; Adjournments.
(a) Unless otherwise expressly required by applicable law, at any meeting of shareholders, the presence in person (including by remote communication, if applicable) or by proxy of shareholders entitled to cast a majority of votes thereat shall constitute a quorum. Shares of the Corporation’s stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in an election of the directors of such other corporation is held by the Corporation, shall neither be counted for the purpose of determining the presence of a quorum nor entitled to vote at any meeting of shareholders.

(b) At any meeting of shareholders at which a quorum shall be present, a majority of those present in person (including by remote communication, if applicable) or by proxy may adjourn the meeting from time to time without notice other than announcement at the meeting. In the absence of a quorum, the officer presiding thereat shall have power to adjourn the meeting from time to time until a quorum shall be present. Notice of any adjourned meeting other than announcement at the meeting shall not be required to be given, except as provided in Section 1.7(d) below and except where expressly required by applicable law.
(c) At any adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting originally called, but only those shareholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof unless a new record date is fixed by the Board.
(d) If a new date, time and place of an adjourned meeting is not announced at the original meeting before adjournment, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in the manner specified in Section 1.5 of these By-laws to each shareholder of record entitled to vote at the meeting.
1.8. Chairman and Secretary of Meetings of Shareholders. The Chairman or, in his or her absence, another officer of the Corporation designated by the Chairman, shall preside at meetings of the shareholders. The Secretary shall act as secretary of the meeting, or in the absence of the Secretary, an Assistant Secretary shall so act, or if neither is present, then the presiding officer may appoint a person to act as secretary of the meeting.
1.9. Voting by Shareholders.
(a) Except as otherwise expressly required by applicable law, at every meeting of shareholders each shareholder shall be entitled to the number of votes specified in the Articles of Incorporation, in person (including by remote communication, if applicable) or by proxy, for each share of stock standing in his or her name on the books of the Corporation on the date fixed pursuant to the provisions of Section 5.6 of these By-laws as the record date for the determination of the shareholders who shall be entitled to receive notice of, and to vote at, such meeting.
(b) When a quorum is present at any meeting of shareholders, action on a matter (other than the election of directors) by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless an express provision of law or the Articles of Incorporation require a greater number of affirmative votes.
(c) Except as required by applicable law, the vote at any meeting of shareholders on any question need not be by ballot, unless so directed by the chairman of the meeting. On a vote by ballot, each ballot shall be signed by the shareholder voting, or by his or her proxy, if there be such proxy, and shall state the number of shares voted.

1.10. Proxies. Any shareholder entitled to vote at any meeting of shareholders may vote either in person (including by remote communication, if applicable) or by proxy. A shareholder may authorize a person or persons to act for the shareholder as proxy by (a) the shareholder or the shareholder’s designated officer, director, employee or agent

EXHIBIT 3.2
executing a writing by signing it or by causing the shareholder’s signature or the signature of the designated officer, director, employee or agent of the shareholder to be affixed to the writing by any reasonable means, including by facsimile signature; (b) the shareholder transmitting or authorizing the transmission of an electronic submission which may be by any electronic means, including data and voice telephonic communications and computer network to (i) the person who will be the holder of the proxy; (ii) a proxy solicitation firm; or (iii) a proxy support service organization or similar agency authorized by the person who will be the holder of the proxy to receive the electronic submission, which electronic submission must either contain or be accompanied by information from which it can be determined that the electronic submission was transmitted by or authorized by the shareholder; or (c) any other method allowed by law. Any shareholder directly or indirectly soliciting proxies from other shareholders pursuant to Section 1.6 or Section 2.3 of these By-laws must use a proxy card color other than white, which is reserved for the exclusive use for solicitation by the Board.
1.11. Inspectors.
(a) The election of Directors and any other vote by ballot at any meeting of shareholders shall be supervised by at least two inspectors. Such inspectors may be appointed by the Chairman before or at the meeting. If the Chairman shall not have so appointed such inspectors or if one or both inspectors so appointed shall refuse to serve or shall not be present, such appointment shall be made by the officer presiding at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.
(b) The inspectors shall (i) ascertain the number of shares of the Corporation outstanding and the voting power of each, (ii) determine the shares represented at any meeting of shareholders and the validity of the proxies and ballots, (iii) count all proxies and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares represented at the meeting, and their count of all proxies and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties.
1.12. List of Shareholders.
(a) At least five business days before every meeting of shareholders, the Corporation shall cause to be prepared and made a complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order by voting group, if any, and showing the address of each shareholder and the number of shares registered in the name of each shareholder.
(b) During ordinary business hours for a period of at least five business days prior to the meeting, such list shall be open to examination by any shareholder for any purpose germane to the meeting, either at the Corporation’s principal executive offices or a place identified in the meeting notice in the city where the meeting will be held.

(c) The stock ledger shall be the only evidence as to which shareholders are entitled to examine the stock ledger, the list required by this Section 1.12 or the books of the Corporation, or to vote in person (including by remote communication, if applicable) or by proxy at any meeting of shareholders.
1.13. Confidential Voting.
(a) Proxies and ballots that identify the votes of specific shareholders shall be kept in confidence by the tabulators and the inspectors of election unless (i) there is an opposing solicitation with respect to the election or removal of Directors, (ii) disclosure is required by applicable law, (iii) a shareholder expressly requests or otherwise authorizes disclosure, or (iv) the Corporation concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes.
(b) The tabulators and inspectors of election and any authorized agents or other persons engaged in the receipt, count and tabulation of proxies and ballots shall be advised of this By-law and instructed to comply herewith.
(c) The inspectors of election shall certify, to the best of their knowledge based on due inquiry, that proxies and ballots have been kept in confidence as required by this Section 1.13.

2.	DIRECTORS.

EXHIBIT 3.2
2.1. Powers of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all the powers of the Corporation except those powers that are, by applicable law, the Articles of Incorporation or these By-laws, required to be exercised or performed by the shareholders.
2.2. Number of Directors and Terms of Office. The number of Directors which shall constitute the whole Board shall be such as from time to time shall be determined by resolution adopted by a majority of the entire Board, but the number shall not be less than three nor more than 25, provided that the tenure of a Director shall not be affected by any decrease in the number of Directors so made by the Board. Each Director shall hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified or until his or her earlier death, retirement, resignation or removal. Directors need not be shareholders of the Corporation or citizens of the United States of America.

2.3. Nomination and Method of Election of Director Candidates.
(a) Nominations of persons for election as Directors may be made by the Board or by any shareholder who is a shareholder of record at the time of giving of the notice of nomination provided for in this Section 2.3 and who is entitled to vote for the election of Directors. Any shareholder of record entitled to vote for the election of Directors at a meeting may nominate a person or persons for election as Directors only if written notice of such shareholder’s intent to make such nomination is given in accordance with this Section 2.3 , either by personal delivery or by United States mail, postage prepaid, to the attention of the Secretary, received at the principal executive offices of the Corporation (i) with respect to an election to be held at an annual meeting of shareholders, not less than 90 calendar days nor more than 120 calendar days prior to the first anniversary of the date the Corporation’s proxy statement was released to shareholders in connection with the previous year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting is changed by more than 30 days from the anniversary date of the previous year’s annual meeting, notice by the shareholder must be so received (x) not earlier than 120 calendar days prior to such annual meeting and not later than 90 calendar days prior to such annual meeting or (y) if later, within 10 calendar days following the date on which public announcement of the date of the meeting is first made, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of Directors, (x) not earlier than 120 calendar days prior to such special meeting and not later than 90 calendar days prior to such special meeting or (y) if later, within 10 calendar days following the date on which public announcement of the date of such special meeting and of the nominees to be elected at such meeting is first made. In no event shall the public announcement of an adjournment or postponement of a meeting commence a new time period, or extend any time period, for the giving of written notice with respect to the nomination of Director candidates.
(b) Any written notice given by a shareholder providing a nomination of a person or persons for election as Directors shall set forth: (i) the name and address of the shareholder who intends to make the nomination and any Proponent Person and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear or send a qualified representative to the meeting to nominate the person or persons specified in the notice; (iii) the class or series and number of shares of stock of the Corporation that are owned of record by such shareholder and any Proponent Person as of the date of the notice; (iv) a description of all arrangements or understandings between the shareholder and any Proponent Person and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) any material interest of the shareholder and any Proponent Person in such nomination; (vi) any other information regarding each shareholder, any Proponent Person and each nominee proposed by such shareholder that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the nomination, pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (vii) any plans or proposals that such shareholder and any Proponent Person has with respect to the stock of the Corporation for which disclosure would be required by Item 4 of Schedule 13D under the Exchange Act; (viii) the written consent of each nominee to be named in the proxy statement and form of proxy as a nominee and to serve as a Director if so elected; (ix) whether the shareholder or any Proponent Person is or intends to be part of a group that intends to solicit proxies or votes from shareholders in support of such shareholder’s nominee(s) and, if so, (I) whether such solicitation will be an exempt solicitation within the meaning of Rule 14a-2(b) under the Exchange Act and the name of each “participant” in such solicitation (within the meaning of Item 4 of Schedule 14A under the Exchange Act), (II) except for an exempt solicitation subject to clause (ix)(I) or a nomination made by an Eligible Shareholder under Section 2.4, a representation that such person or group will (1) file a definitive proxy statement and form of proxy with the United States Securities and Exchange Commission (the “Commission”) and solicit proxies in accordance with Rule 14a-19 under the Exchange Act and (2) deliver such proxy statement and form of proxy to holders of shares representing at least 67% of the voting power of shares of the Corporation that are entitled to vote in an election of Directors and (III) a representation that within five business days of soliciting the percentage of voting power referenced in clause (ix)(II) that such shareholder or any Proponent Person must provide the Corporation with documents, which may take the form of a certified statement and documentation from a proxy solicitor, reasonably demonstrating that the necessary steps have been taken to deliver a proxy statement and form of proxy to holders of such percentage of the voting power of the Corporation’s shares; (x) a description of any

EXHIBIT 3.2
agreement, arrangement or understanding with respect to the nomination and/or the voting of shares of any class or series of stock of the Corporation between or among the Proponent Persons including, but not limited to, any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Schedule 13D under the Exchange Act; and (xi) a description of any agreement, arrangement or understanding (including without limitation any swap or other derivative or short position, profits interest, hedging transaction, borrowed or loaned shares, any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell or other instrument) to which any Proponent Person is a party, the intent or effect of which may be (x) to transfer to or from any Proponent Person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (y) to increase, decrease or maintain the voting power of any Proponent Person with respect to shares of any class or series of capital stock of the Corporation and/or (z) to provide any Proponent Person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, or to mitigate any loss resulting from, the value (or any increase or decrease in the value) of any security of the Corporation.
(c) A shareholder providing notice of a proposed nomination (whether given pursuant to this Section 2.3(b) or Sections 1.4 or 2.4 of these By-laws) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is 15 calendar days prior to the meeting, or any adjournment or postponement thereof; such update and supplement shall be delivered in writing to the Secretary at the principal executive offices of the Corporation not later than five calendar days after the record date for the meeting (in the case of any update and supplement required to be made as of the record date), and not later than 10 calendar days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of 15 calendar days prior to the meeting or any adjournment or postponement thereof).
(d) Without limiting the other provisions and requirements of this Section 2.3, unless otherwise required by law, the nomination proposed to be made by any shareholder providing notice pursuant to Rule 14a-19 under the Exchange Act shall only be considered a valid nomination if such shareholder complies fully with Rule 14a-19. If such shareholder (i) fails to comply with the requirements of such rule, (ii) notifies the Corporation that such shareholder no longer intends to solicit proxies in accordance with Rule 14a-19 under the Exchange Act, and/or (iii) does not appear or send a qualified representative to the meeting to nominate the person or persons specified in the notice, then any purported nomination of the proposed director by or on behalf of such shareholder is invalid and shall be disregarded and shall not be deemed properly presented at the meeting. The Corporation shall not present such a defective nomination for a vote at such meeting, and no votes in favor of the election of such nominee may be properly cast, notwithstanding that proxies in respect of such vote may have been received by the Corporation. The chairman of any meeting of shareholders to elect Directors and the Board may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures or if the shareholder solicits proxies in support of such shareholder’s nominee(s) without such shareholder having made and complied with the representations required by clause (b)(ix) of this Section 2.3, notwithstanding that proxies in respect of such vote may have been received by the Corporation. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation, including, but not limited to, a completed and signed questionnaire required of the Corporation’s Directors and officers.
(e) In an uncontested election (i.e., any election in which the number of nominees does not exceed the number of Directors to be elected), Directors shall be elected by a majority of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Notwithstanding the foregoing, in the event of a contested election of directors (i.e., any election where the number of nominees exceeds the number of directors to be elected), Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Any Director nominee who does not receive the requisite votes shall not be elected.
(f) Any Director nominee who fails to be elected but who is a Director at the time of the election shall promptly provide his or her written resignation to the Chairman or the Secretary and remain a Director until a successor shall have been elected and qualified (a “Holdover Director”). The Nominating and Governance Committee (or the equivalent committee then in existence) shall promptly consider the resignation and all relevant facts and circumstances concerning the vote and the best interests of the Corporation and its shareholders. After such consideration, the Nominating and Governance Committee shall make a recommendation to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the Nominating and Governance Committee’s recommendation no later than its next regularly scheduled Board meeting or within 90 days after certification of the shareholder vote, whichever is earlier. The Board will promptly publicly disclose its decision (by a press release, a filing with the Commission or another broadly disseminated means of communication) and shall state therein the reasons for its decision. Any Holdover Director who tenders his or her resignation shall not participate in the Nominating and Governance Committee’s recommendation or Board action regarding whether to accept the resignation offer. If a Holdover Director’s resignation is not accepted, such Holdover Director shall continue to serve until his or her successor is duly elected and qualified or his or her earlier

EXHIBIT 3.2
resignation or removal. If a Holdover Director’s resignation is accepted, then the Board may fill the resulting vacancy, or decrease the size of the Board, pursuant to the provisions of these By-laws.
(g) If each member of the Nominating and Governance Committee receives less than a majority of the votes cast at the same election, then the Board shall appoint a committee composed of three independent Directors (with an independent Director being a Director that has been determined by the Board to be “independent” under such criteria as it deems applicable, including, without limitation, applicable New York Stock Exchange rules and regulations and other applicable law) who received more than a majority of the votes cast to consider the resignation offers and recommend to the Board whether to accept the offers. However, if there are fewer than three independent Directors who receive a majority or more of the votes cast in the same election then the Board will promptly consider the resignation and all relevant facts and circumstances concerning the vote and the best interests of the Corporation and its shareholders and act no later than its next regularly scheduled Board meeting or within 90 days after certification of the shareholder vote, whichever is earlier. If all Directors receive less than a majority of the votes cast at the same election, the election shall be treated as a contested election and the majority vote requirement shall be inapplicable.
2.4. Proxy Access for Director Nominations. Whenever the Board solicits proxies with respect to an annual meeting of shareholders, the Corporation shall include in its proxy statement the name, together with the Required Information (as defined in Section 2.4(a)), of any Shareholder Nominee (as defined in Section 2.4(a)) identified in a notice that is submitted within the time period and in the manner specified in Section 2.4(a) for notices of nominations under this Section 2.4 (the “Notice of Proxy Access Nomination”) and is delivered by a shareholder (or group of shareholders) who at the time the request is delivered satisfies, or is acting on behalf of persons who satisfy, the ownership and other requirements of this Section 2.4 (such shareholder or group of shareholders, and any person on whose behalf they are acting, the “Eligible Shareholder”), and who expressly elects at the time of providing the Notice of Proxy Access Nomination to have its nominee included in the Corporation’s proxy materials pursuant to this Section 2.4.
(a) For purposes of this Section 2.4, a “Shareholder Nominee” shall mean a person properly nominated for director by an Eligible Shareholder in accordance with this Section 2.4. The “Required Information” that the Corporation will include in its proxy statement is (i) the information concerning the Shareholder Nominee and the Eligible Shareholder that, as determined by the Corporation, would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, and (ii) if the Eligible Shareholder so elects, a Statement (as defined in Section 2.4(g)). To be timely, an Eligible Shareholder’s Notice of Proxy Access Nomination must be delivered in writing, either by personal delivery or by United States mail, postage prepaid, to the attention of the Secretary, at the principal executive offices of the Corporation, not less than 120 calendar days nor more than 150 calendar days prior to the first anniversary of the date the Corporation’s proxy statement was released to shareholders in connection with the previous year’s annual meeting (the last day on which such a nomination may be so delivered, the “Final Proxy Access Nomination Date”); provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting is changed by more than 30 days from the anniversary date of the previous year’s annual meeting, the Eligible Shareholder must deliver the Notice of Proxy Access Nomination (x) not earlier than 150 calendar days prior to such annual meeting and not later than 120 calendar days prior to such annual meeting or (y) if later, within 10 calendar days following the date on which public announcement of the date of meeting is first made. In no event shall the public announcement of an adjournment or postponement of a meeting commence a new time period, or extend any time period, for the delivery of a Notice of Proxy Access Nomination by an Eligible Shareholder under this Section 2.4.
(b) The Corporation shall not be required to include a Shareholder Nominee in its proxy materials for any annual meeting of shareholders for which (i) the Secretary receives a notice that the Eligible Shareholder has nominated a person for election to the Board pursuant to the notice requirements set forth in Section 2.3 and (ii) the Eligible Shareholder does not expressly elect at the time of providing such notice to have its nominee included in the Corporation’s proxy materials pursuant to this Section 2.4.
(c) The maximum number of Shareholder Nominees (the “Permitted Number”) that may be included in the Corporation’s proxy materials pursuant to this Section 2.4 shall not exceed the greater of two or 20% of the number of Directors serving on the Board as of the Final Proxy Access Nomination Date (or if such amount is not a whole number, rounded down to the nearest whole number). The following persons shall be considered Shareholder Nominees for purposes of determining when the Permitted Number of Shareholder Nominees provided for in this Section 2.4 has been reached: (1) any Shareholder Nominee that was submitted by an Eligible Shareholder for inclusion in the Corporation’s proxy materials pursuant to this Section 2.4 whom the Board decides to nominate as a director (a “Board Nominee”), (2) any Shareholder Nominee whose nomination is subsequently withdrawn and (3) any Director who had been a Shareholder Nominee at any of the preceding three annual meetings and whose reelection at the upcoming annual meeting of shareholders is being recommended by the Board. The Permitted Number shall be reduced by the number of director candidates for which the Corporation shall have received one or

EXHIBIT 3.2
more valid notices that a shareholder (other than an Eligible Shareholder) intends to nominate director candidates at such annual meeting of shareholders pursuant to Section 2.3; provided, further, that in the event that (i) one or more vacancies for any reason occurs on the Board at any time after Final Proxy Access Nomination Date and before the annual meeting date and (ii) the Board resolves to reduce the size of the Board in connection therewith, the Permitted Number shall be calculated based on the number of Directors in office as so reduced. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 2.4 exceeds the Permitted Number, each Eligible Shareholder shall select one Shareholder Nominee for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in the order of the amount (largest to smallest) of shares of the Corporation’s stock owned by each Eligible Shareholder as disclosed in the Notice of Proxy Access Nomination. If the Permitted Number is not reached after each Eligible Shareholder has selected one Shareholder Nominee, this selection process shall continue as many times as necessary, following the same order each time, until the Permitted Number is reached. Notwithstanding anything to the contrary contained in this Section 2.4, if the Corporation receives notice pursuant to Section 2.3 of these By-laws that a shareholder intends to nominate for election at an annual meeting of shareholders any number of nominees, no Shareholder Nominees will be included in the Corporation’s proxy materials with respect to such annual meeting pursuant to this Section 2.4.
(d) To be an Eligible Shareholder, the shareholder (or group of shareholders) must (i) have owned (as defined in Section 2.4(e)) continuously for at least three years a number of shares consisting of 3% or more of the Corporation’s outstanding capital stock measured as of the date the Notice of Proxy Access Nomination is received by the Corporation in accordance with this Section 2.4 (the “Required Shares”), (ii) continues to own the Required Shares as of the record date for determining shareholders entitled to vote at the annual meeting of shareholders and (iii) continue to own the Required Shares through the date of the annual meeting of shareholders for which the Shareholder Nominee is being proposed. For purposes of satisfying the foregoing ownership requirement under this Section 2.4, the shares of capital stock owned by one or more shareholders, or by the person or persons who own shares of the Corporation’s capital stock and on whose behalf any shareholder is acting, may be aggregated, provided that the number of shareholders and other persons whose ownership of shares is aggregated for such purpose shall not exceed 20. If two or more funds are under common management and investment control, they shall be treated as one owner for the purpose of determining the aggregate number of shareholders in this paragraph.
(e) For purposes of this Section 2.4, an Eligible Shareholder shall be deemed to “own” only those outstanding shares of the Corporation’s capital stock as to which the shareholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) of this Section 2.4(e) shall not include any shares (x) sold by such Eligible Shareholder or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such Eligible Shareholder or any of its affiliates for any purposes or purchased by such Eligible Shareholder or any of its affiliates pursuant to an agreement to resell or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation’s capital stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such shareholder’s or affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such shareholder or affiliate. An Eligible Shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of Directors and possesses the full economic interest in the shares. A person’s ownership of shares shall be deemed to continue during any period in which (i) the person has loaned such shares, provided that the person has the power to recall such loaned shares on no more than three business days’ notice, the person recalls such loaned shares within three business days of being notified that any of its Shareholder Nominees will be included in the proxy materials, and the person continues to hold such shares for one year following the annual meeting of shareholders; or (ii) the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the person. Whether outstanding shares of the Corporation’s capital stock are “owned” for these purposes shall be determined by the Board, which determination shall be conclusive and binding on the Corporation and its shareholders. For purposes of this Section 2.4, the term “affiliate” shall have the meaning ascribed thereto in the regulations promulgated under the Exchange Act.
(f) The Eligible Shareholder (including each member of a group of persons that is an Eligible Shareholder) must provide with its timely Notice of Proxy Access Nomination the following information in writing to the Secretary (in addition to the information required to be provided by Section 2.3(b) of these By-laws, other than the information required by Section 2.3(b)(ix)): (i) documentation satisfactory to the Corporation, including one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period), verifying that, as of a date within seven calendar days prior to the date the Notice of Proxy Access Nomination is received by the Corporation, the Eligible Shareholder owns, and has owned continuously for the preceding three years, the Required Shares, as well as the Eligible Shareholder’s

EXHIBIT 3.2
agreement to provide, (A) within five business days after the record date for the annual meeting of shareholders, written statements from the record holder and any intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through the record date, and (B) immediate notice if the Eligible Shareholder ceases to own any of the Required Shares prior to the date of the applicable annual meeting of shareholders, (ii) documentation satisfactory to the Corporation demonstrating that a group of funds treated as one shareholder for purposes of this Section 2.4 are under common management and investment control, (iii) the written consent of each Shareholder Nominee to be named in the proxy statement and form of proxy as a nominee and to serve as a Director if so elected, (iv) a copy of the Schedule 14N that has been filed with the Commission as required by Rule 14a-18 under the Exchange Act, (v) in the case of a nomination by an Eligible Shareholder comprised of a group of shareholders, the designation by all group members of one such member that is authorized to act on behalf of all members of the group with respect to the nomination and all matters related thereto, including withdrawal of the nomination, (vi) representations that the Eligible Shareholder (including each member of any group of shareholders that together is an Eligible Shareholder hereunder) (A) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent, (B) has not nominated and will not nominate for election to the Board at the annual meeting of shareholders any person other than a Shareholder Nominee being nominated pursuant to this Section 2.4 (including, with respect to each member of a group of shareholders that together is an Eligible Shareholder, that such member is not a member of more than one group of persons seeking to make a nomination to such annual meeting under this Section 2.4), (C) has not engaged and will not engage in, and has not and will not be a “participant” in, another person’s “solicitation” (within the meanings of Item 4 of Schedule 14A under the Exchange Act and Rule 14a-1(l) under the Exchange Act, respectively) in support of the election of any individual as a Director at the annual meeting of shareholders other than its Shareholder Nominee or a Board Nominee, (D) will not distribute to any shareholder any form of proxy for the annual meeting of shareholders other than the form distributed by the Corporation, (E) intends to continue to own the Required Shares through the date of the annual meeting of shareholders and for at least one year following such annual meeting, (F) will provide facts, statements and other information in all communications with the Corporation and its shareholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, (G) is not and will not become party to (y) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (z) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a Director of the Corporation, with such person’s fiduciary duties under applicable law, and (H) is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed to the Corporation, and (vii) an undertaking that the Eligible Shareholder agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the Corporation’s shareholders or out of the information that the Eligible Shareholder provided to the Corporation, (B) indemnify and hold harmless the Corporation and each of its Directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its Directors, officers or employees arising out of any nomination submitted by the Eligible Shareholder pursuant to this Section 2.4, (C) file with the Commission all soliciting and other materials as required under Section 2.4(k), and (D) comply with all other applicable laws, rules, regulations and listing standards with respect to any solicitation in connection with the annual meeting of shareholders. The inspectors of election shall not give effect to the Eligible Shareholder’s votes with respect to the election of Directors if the Eligible Shareholder does not comply with each of the representations in clause (vi) of this Section 2.4(f).
(g) The Eligible Shareholder may provide to the Secretary, no later than the Final Proxy Access Nomination Date, a written statement for inclusion in the Corporation’s proxy statement for the annual meeting of shareholders, not to exceed 500 words, in support of a Shareholder Nominee’s candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Section 2.4, the Corporation may omit from its proxy materials any information or Statement that it believes would violate any applicable law, rule, regulation or listing standard, or any information or statement (or portion thereof) that it believes is untrue in any material respect (or omits to state a material fact necessary in order to make the statements made, in light of the circumstances, not misleading).
(h) Within the time period specified in this Section 2.4 to provide a Notice of Proxy Access Nomination, a Shareholder Nominee must deliver to the Secretary a written representation and agreement that such person (i) is not and will not become a party to any Voting Commitment that has not been disclosed to the Corporation, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with his or her candidacy for the Board or his or her service or action as a Director that has not been disclosed to the Corporation, and (iii) will comply with applicable law and listing standards, all of the Corporation’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, and any

EXHIBIT 3.2
other policies and guidelines applicable to Directors. At the request of the Corporation, the Shareholder Nominee must submit all completed and signed questionnaires required of the Corporation’s Directors and officers. The Corporation may also require any Shareholder Nominee to furnish such other information as may reasonably be required by the Corporation as necessary to permit the Board to determine whether each Shareholder Nominee (A) is independent under applicable law, applicable listing standards, any applicable rules or regulations of the Commission and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s Directors (the “Applicable Independence Standards”), (B) has any direct or indirect relationship with the Corporation other than any relationship that the Corporation’s Corporate Governance Principles deems to be categorically immaterial and (C) is or has been subject to any event specified in Item 401(f) of Regulation S-K or any order of the type specified in Rule 506(d) of Regulation D under the Securities Act. The Corporation may also require any Shareholder Nominee to furnish such other information that the Corporation reasonably believes could be material to a reasonable shareholder’s understanding of (i) the independence, or lack thereof, of such Shareholder Nominee and (2) the qualifications or eligibility of such Shareholder Nominee to serve as a director of the Corporation. In the event that any information or communications provided by the Eligible Shareholder or Shareholder Nominee to the Corporation or its shareholders ceases to be true and correct in any respect, or omits a fact necessary to make the statements made, in light of the circumstances under which they are made, not misleading, each Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the Secretary of any such inaccuracy or omission and of the information that is required to make such information true and correct. If the Board determines that the Shareholder Nominee is not independent under any of these standards, the Shareholder Nominee will not be eligible for inclusion in the Corporation’s proxy materials.
(i) The Corporation shall not be required to include, pursuant to this Section 2.4, a Shareholder Nominee in its proxy materials (or, if the proxy statement has already been filed, to allow the nomination of a Shareholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation) (i) for any annual meeting of shareholders for which the Secretary receives a notice that the Eligible Shareholder or any other shareholder has nominated a person for election to the Board pursuant to the requirements of Section 2.3 of these By-laws and does not expressly elect at the time of providing such notice to have its nominee included in the Corporation’s proxy materials pursuant to this Section 2.4, (ii) if the Eligible Shareholder who has nominated such Shareholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s “solicitation” (within the meanings of Item 4 of Schedule 14A under the Exchange Act and of Rule 14a-1(l) under the Exchange Act, respectively) in support of the election of any individual as a Director at the annual meeting of shareholders other than its Shareholder Nominee or a Board Nominee, (iii) if the Shareholder Nominee is or becomes a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation, or is receiving or will receive any such compensation or other payment from any person or entity other than the Corporation, in each case in connection with service as a Director of the Corporation that has not been disclosed to the Corporation, (iv) who is not independent under the Applicable Independence Standards, as determined by the Board, (v) whose election as a member of the Board would cause the Corporation to be in violation of these By-laws, the Corporation’s Articles of Incorporation, applicable New York Stock Exchange rules and regulations, or any applicable state or federal law, rule or regulation, (vi) who is or has been, within the past three years, a director or officer of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, (vii) whose then-current or within the preceding 10 years’ business or personal interests place such Shareholder Nominee in a conflict of interest with the Corporation or any of its subsidiaries that would cause such Shareholder Nominee to violate any fiduciary duties of Directors established pursuant to the Indiana Business Corporation Law, including but not limited to, the duty of loyalty and duty of care, as determined by the Board; (viii) who is a named subject of a pending criminal proceeding (excluding minor traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years, (ix) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended, (x) if such Shareholder Nominee or the applicable Eligible Shareholder shall have provided information to the Corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board, or (xi) if the Eligible Shareholder or applicable Shareholder Nominee otherwise contravenes any of the agreements or representations made by such Eligible Shareholder or Shareholder Nominee or fails to comply with its obligations pursuant to Section 2.3 of these By-laws or this Section 2.4.
(j) Notwithstanding anything to the contrary set forth herein, the Board or the person presiding at the annual meeting of shareholders shall declare a nomination by an Eligible Shareholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if (i) the Shareholder Nominee and/or the applicable Eligible Shareholder shall have breached its or their obligations, agreements or representations under Section 2.3 of these By-laws or this Section 2.4, as determined by the Board or the person presiding at the annual meeting of shareholders, or (ii) the Eligible Shareholder (or a qualified representative thereof) does not appear at the annual meeting of shareholders to present any nomination pursuant to this Section 2.4.

EXHIBIT 3.2
(k) The Eligible Shareholder (including any person who owns shares that constitute part of the Eligible Shareholder’s ownership for purposes of satisfying Section 2.4(d)) shall file with the Commission any solicitation or other communication with the Corporation’s shareholders relating to the annual meeting of shareholders at which the Shareholder Nominee will be nominated, regardless of whether any such filing is required under the proxy rules of the Commission or whether any exemption from filing is available for such solicitation or other communication under the proxy rules of the Commission.
(l) With respect to any one particular annual meeting of shareholders, no person may be a member of more than one group of persons constituting an Eligible Shareholder under this Section 2.4.
(m) Any Shareholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of shareholders but withdraws from or becomes ineligible or unavailable for election at such annual meeting shall be ineligible to be a Shareholder Nominee pursuant to this Section 2.4 for the next two annual meetings of shareholders following the annual meeting for which the Shareholder Nominee has been nominated for election.
(n) Notwithstanding the foregoing, an Eligible Shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.4. Nothing in this Section 2.4 shall be deemed to affect any rights of the holders of any series of preferred stock of the Corporation pursuant to any applicable provision of the Articles of Incorporation.
(o) The Board (and any other person or body authorized by the Board) shall have the power and authority to interpret this Section 2.4 and to make any and all determinations necessary or advisable to apply this Section 2.4 to any persons, facts or circumstances, including the power to determine (i) whether a person or group of persons qualifies as an Eligible Shareholder, (ii) whether outstanding shares of the Corporation’s common stock are “owned” for purposes of meeting the ownership requirements of this Section 2.4, (iii) whether a Notice of Proxy Access Nomination complies with the requirements of this Section 2.4, (iv) whether a person satisfies the qualifications and requirements to be a Shareholder Nominee, (v) whether inclusion of the Required Information in the Corporation’s proxy statement is consistent with all applicable laws, rules, regulations and listing standards and (vi) whether any and all requirements of Sections 2.3 and 2.4 have been satisfied. Any such interpretation or determination adopted in good faith by the Board (or any other person or body authorized by the Board) shall be conclusive and binding on all persons.
2.5. Vacancies on Board.
(a) Any Director may resign from office at any time by delivering his or her written resignation to the Chairman or the Secretary. The resignation will take effect at the time specified therein, or, if no time is specified, at the time of its receipt by the Corporation. With the exception of a resignation submitted pursuant to Section 2.3(f) of these By-laws, which shall be governed by such section, the acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation.
(b) Any vacancy resulting from the death, retirement, resignation, or removal of a Director and any newly created Directorship resulting from any increase in the authorized number of Directors may be filled by vote of a majority of the Directors then in office, though less than a quorum, and any Director so chosen shall hold office until the next annual election of Directors by the shareholders and until a successor is duly elected and qualified or until his or her earlier death, retirement, resignation or removal. If there are no Directors in office, then an election of Directors may be held in the manner provided by applicable law.
2.6. Meetings of the Board.
(a) The Board may hold its meetings, both regular and special, either within or outside the state of Indiana, at such places as from time to time may be determined by the Board or as may be designated in the respective notices or waivers of notice thereof.

(b) Regular meetings of the Board shall be held at such times and at such places as from time to time shall be determined by the Board.
(c) The first meeting of each newly elected Board shall be held as soon as practicable after the annual meeting of shareholders and shall be for the election of officers and the transaction of such other business as may come before it.
(d) Special meetings of the Board shall be held whenever called by direction of the Chairman or at the request of Directors constituting one-third of the number of Directors then in office.

EXHIBIT 3.2
(e) Members of the Board or any committee of the Board may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.
(f) The Secretary shall give notice to each Director of any meeting of the Board by mailing the same at least two days before the meeting or by providing notice by telephone or through electronic transmission not later than the day before the meeting. Such notice need not include a statement of the business to be transacted at, or the purpose of, any such meeting. Any and all business may be transacted at any meeting of the Board. No notice of any adjourned meeting need be given. No notice to or waiver by any Director shall be required with respect to any meeting at which the Director is present.
2.7. Quorum and Action. Except as otherwise expressly required by applicable law, the Articles of Incorporation or these By-laws, at any meeting of the Board, the presence of at least one-third of the entire Board shall constitute a quorum for the transaction of business; but if there shall be less than a quorum at any meeting of the Board, a majority of those present may adjourn the meeting from time to time. Unless otherwise provided by applicable law, the Articles of Incorporation or these By-laws, the vote of a majority of the Directors present (and not abstaining) at any meeting at which a quorum is present shall be necessary for the approval and adoption of any resolution or the approval of any act of the Board.
2.8. Presiding Officer and Secretary of Meeting. The Chairman or, in the absence of the Chairman, a member of the Board selected by the members present, shall preside at meetings of the Board. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the presiding officer may appoint a secretary of the meeting.
2.9. Action by Consent without Meeting. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of their proceedings.

2.10. Standing Committees.
(a) By resolution adopted by a majority of the entire Board, the Board may, from time to time, establish such standing committees (including, without limitation, an Audit Committee, a Compensation and Human Capital Committee (the “Compensation and Human Capital Committee”) and a Nominating and Governance Committee) with such powers of the Board as it may consider appropriate, consistent with applicable law, the Articles of Incorporation and these By-laws and which are specified by resolution or by committee charter approved by a majority of the entire Board. By resolution adopted by a majority of the entire Board, the Board shall elect, from among its members, individuals to serve on such standing committees established pursuant to this Section 2.10.
(b) The Compensation and Human Capital Committee shall exercise the power of oversight of the compensation and benefits of the employees of the Corporation, and shall be charged with evaluating management performance, and establishing executive compensation. This Committee shall have access to its own independent outside compensation counsel and shall consist of a majority of independent directors. For purposes of this Section 2.10(b), “independent director” shall mean a Director who: (i) has not been employed by the Corporation in an executive capacity within the past five years; (ii) is not, and is not affiliated with a company or firm that is, an advisor or consultant to the Corporation; (iii) is not affiliated with a significant customer or supplier of the Corporation; (iv) has no personal services contract(s) with the Corporation; (v) is not affiliated with a tax-exempt entity that receives significant contributions from the Corporation; and (vi) is not a familial relative of any person described by clauses (i) through (v). This By-law shall not be amended or repealed except by a majority of the voting power of the shareholders present in person or by proxy and entitled to vote at any meeting at which a quorum is present.
2.11. Other Committees. By resolution passed by a majority of the entire Board, the Board may also appoint from among its members such other committees as it may from time to time deem desirable and may delegate to such committees such powers of the Board as it may consider appropriate, consistent with applicable law, the Articles of Incorporation and these By-laws. Except to the extent inconsistent with the resolutions creating a committee, Sections 2.4, 2.5, 2.7 and 10 of these By-laws, which govern meetings and telephone participation in meetings of the Board, quorum and voting requirements, action without meetings and notice and waiver of notice, respectively, shall apply to each committee (including any standing committee) and its members as well.
2.12. Compensation of Directors. Unless otherwise restricted by the Articles of Incorporation or these By-laws, Directors shall receive for their services on the Board or any committee thereof such compensation and benefits, including the granting of options, together with expenses, if any, as the Board may from time to time determine. The Directors may be paid a fixed sum for attendance at each meeting of the Board or committee thereof and/or a stated annual sum as a Director, together with expenses, if any, of attendance at each meeting of the Board or committee

EXHIBIT 3.2
thereof. Nothing herein contained shall be construed to preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.
2.13. Mandatory Classified Board Structure. The provisions of IC 23-1-33-6(c) shall not apply to the Corporation.

3.	OFFICERS.
3.1. Officer, Titles, Elections, Terms.
(a) The Board may from time to time elect a Chairman (who must be a Director), a Vice Chairman (who must be a Director), a Chief Executive Officer, a President, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, a Chief Financial Officer, a General Counsel, a Chief Accounting Officer, a Controller, a Treasurer, a Secretary, one or more Deputy General Counsels, one or more Assistant Controllers, one or more Assistant Treasurers, and one or more Assistant Secretaries, to serve at the pleasure of the Board or otherwise as shall be specified by the Board at the time of such election and until their successors are elected and qualified or until their earlier death, retirement, resignation or removal. Any two or more offices may be held by the same person.
(b) The Board may elect or appoint at any time such other officers or agents with such duties as it may deem necessary or desirable. Such other officers or agents shall serve at the pleasure of the Board or otherwise as shall be specified by the Board at the time of such election or appointment and, in the case of such other officers, until their successors are elected and qualified or until their earlier death, retirement, resignation or removal. Each such officer or agent shall have such authority and shall perform such duties as may be provided herein or as the Board may prescribe. The Board may from time to time authorize any officer or agent to appoint and remove any other such officer or agent and to prescribe such person’s authority and duties.
(c) No person may be elected or appointed an officer who is not a citizen of the United States of America if such election or appointment is prohibited by applicable law or regulation.
(d) Any vacancy in any office may be filled for the unexpired portion of the term by the Board. Each officer elected or appointed during the year shall hold office until the next annual meeting of the Board at which officers are regularly elected or appointed and until his or her successor is elected or appointed and qualified or until his or her earlier death, retirement, resignation or removal.
(e) Any officer or agent elected or appointed by the Board may be removed at any time by the affirmative vote of a majority of the entire Board.
(f) Any officer may resign from office at any time. Such resignation shall be made in writing and given to the President or the Secretary. Any such resignation shall take effect at the time specified therein, or, if no time is specified, at the time of its receipt by the Corporation. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.
3.2. General Powers of Officers. Except as may be otherwise provided by applicable law or in Article 6 or Article 7 of these By-laws, the Chairman, any Vice Chairman, the Chief Executive Officer, the President, any Executive Vice President, any Senior Vice President, any Vice President, the Chief Financial Officer, the General Counsel, the Chief Accounting Officer, the Controller, the Treasurer and the Secretary, or any of them, may (a) execute and deliver in the name of the Corporation, in the name of any division of the Corporation or in both names any agreement, contract, instrument, power of attorney or other document pertaining to the business or affairs of the Corporation or any division of the Corporation, including without limitation agreements or contracts with any government or governmental department, agency or instrumentality, and (b) delegate to any employee or agent the power to execute and deliver any such agreement, contract, instrument, power of attorney or other document.
3.3. Powers and Duties of the Chairman. The Chairman shall preside at meetings of the Board and the shareholders, if present, and shall perform such duties as assigned by these By-laws and by the Board. If at any time the Chairman is unable to discharge the powers and duties of the office, then until such time as the Board shall appoint a new Chairman, or determines that the Chairman is able to resume office, temporary authority to perform such duties and exercise such powers shall be granted to the Vice Chairman, if any, or, in the absence of such a person who is able to perform such duties, as designated by Board resolution.
3.4. Powers and Duties of a Vice Chairman. A Vice Chairman shall have such powers and perform such duties as the Board or the Chairman may from time to time prescribe or as may be prescribed in these By-laws.

EXHIBIT 3.2
3.5. Powers and Duties of the Chief Executive Officer. The Chief Executive Officer shall, subject to the control and direction of the Board, manage and direct the business and affairs of the Corporation, and shall report directly to the Board. Except in such instances as the Board may confer powers in particular transactions upon any other officer, and subject to the control and direction of the Board, the Chief Executive Officer shall manage and direct the business and affairs of the Corporation and shall communicate to the Board and any committee thereof reports, proposals and recommendations for their respective consideration or action. He or she shall see that all orders and resolutions of the Board are carried into effect and shall have authority to do and perform all acts on behalf of the Corporation.
3.6. Powers and Duties of the President. Unless the President is the Chief Executive Officer, the President shall have such powers and perform such duties as the Board or the Chief Executive Officer may from time to time prescribe or as may be prescribed in these By-laws.
3.7. Powers and Duties of Executive Vice Presidents, Senior Vice Presidents and Vice Presidents. Executive Vice Presidents, Senior Vice Presidents and Vice Presidents shall have such powers and perform such duties as the Board, the Chairman, the Chief Executive Officer or the President may from time to time prescribe or as may be prescribed in these By-laws.
3.8. Powers and Duties of the Chief Financial Officer. The Chief Financial Officer shall, under the direction of the Chief Executive Officer, be responsible for all financial and accounting matters and for the direction and supervision of the Chief Accounting Officer, Controller or the Vice President, Finance, and the Treasurer. The Chief Financial Officer shall also have such powers and perform such duties as the Board, the Chairman, any Vice Chairman or the Chief Executive Officer may from time to time prescribe or as may be prescribed in these By-laws.
3.9. Powers and Duties of the Chief Accounting Officer, Controller and Assistant Controllers.

(a) The Chief Accounting Officer, Controller or the Vice President, Finance, as determined by the Chief Financial Officer, shall be responsible for the maintenance of adequate accounting records of all assets, liabilities, capital and transactions of the Corporation. The Chief Accounting Officer, Controller, or the Vice President, Finance as determined by the Chief Financial Officer, shall prepare and render such balance sheets, income statements, budgets and other financial statements and reports as the Board, the Chairman, the Chief Executive Officer or the Chief Financial Officer may require, and shall perform such other duties as may be prescribed or assigned pursuant to these By-laws and all other acts incident to the position of the Chief Accounting Officer, Controller, or the Vice President, Finance.
(b) Each Assistant Controller shall perform such duties as from time to time may be assigned by the Controller or by the Board. In the event of the absence, incapacity or inability to act of the Controller, then any Assistant Controller may perform any of the duties and may exercise any of the powers of the Controller.
3.10. Powers and Duties of the Treasurer and Assistant Treasurers.
(a) The Treasurer shall have the care and custody of all the funds and securities of the Corporation except as may be otherwise ordered by the Board, and shall cause such funds (i) to be invested or reinvested from time to time for the benefit of the Corporation as may be designated by the Board, the Chairman, any Vice Chairman, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer or (ii) to be deposited to the credit of the Corporation in such banks or depositories as may be designated by the Board, the Chairman, any Vice Chairman, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer, and shall cause such securities to be placed in safekeeping in such manner as may be designated by the Board, the Chairman, any Vice Chairman, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer.
(b) The Treasurer, any Assistant Treasurer or such other person or persons as may be designated for such purpose by the Board, the Chairman, any Vice Chairman, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer may endorse in the name and on behalf of the Corporation all instruments for the payment of money, bills of lading, warehouse receipts, insurance policies and other commercial documents requiring such endorsement.
(c) The Treasurer, any Assistant Treasurer or such other person or persons as may be designated for such purpose by the Board, the Chairman, any Vice Chairman, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer (i) may sign all receipts and vouchers for payments made to the Corporation, (ii) shall render a statement of the cash account of the Corporation to the Board as often as it shall require the same; and (iii) shall enter regularly in books to be kept for that purpose full and accurate account of all moneys received and paid on account of the Corporation and of all securities received and delivered by the Corporation.

EXHIBIT 3.2
(d) The Treasurer shall perform such other duties as may be prescribed or assigned pursuant to these By-laws and all other acts incident to the position of Treasurer. Each Assistant Treasurer shall perform such duties as may from time to time be assigned by the Treasurer or by the Board. In the event of the absence, incapacity or inability to act of the Treasurer, then any Assistant Treasurer may perform any of the duties and may exercise any of the powers of the Treasurer.

3.11. Powers and Duties of the Secretary and Assistant Secretaries.
(a) The Secretary shall keep the minutes of all proceedings of the shareholders, the Board and the committees of the Board. The Secretary shall attend to the giving and serving of all notices of the Corporation, in accordance with the provisions of these By-laws and as required by applicable law. The Secretary shall cause to be prepared and maintained (i) a stock ledger containing the names and addresses of all shareholders and the number of shares of each class and series held by each and (ii) the list of shareholders for each meeting of shareholders as required by Section 1.12 of these By-laws. The Secretary shall be responsible for the custody of all stock records. The Secretary shall be the custodian of the seal of the Corporation. The Secretary shall affix or cause to be affixed the seal of the Corporation to such contracts, instruments and other documents requiring the seal of the Corporation, and when so affixed may attest the same and shall perform such other duties as may be prescribed or assigned pursuant to these By-laws and all other acts incident to the position of Secretary.
(b) Each Assistant Secretary shall perform such duties as may from time to time be assigned by the Secretary or by the Board. In the event of the absence, incapacity or inability to act of the Secretary, then any Assistant Secretary may perform any of the duties and may exercise any of the powers of the Secretary.

4.	INDEMNIFICATION.
4.1. Right to Indemnification. The Corporation, to the fullest extent permitted by applicable law as then in effect, shall indemnify any person who is or was a Director or officer of the Corporation and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor) (a “Proceeding”) by reason of the fact that such person is or was a Director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) (a “Covered Entity”), against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding; provided, however, that the foregoing shall not apply to a Director or officer of the Corporation with respect to a Proceeding that was commenced by such Director or officer prior to a Change in Control (as defined in Section 4.5(e)(i) of this Article 4). Any Director or officer of the Corporation entitled to indemnification as provided in this Section 4.1 is hereinafter called an “Indemnitee.” Any right of an Indemnitee to indemnification shall be a contract right and shall include the right to receive, prior to the conclusion of any Proceeding, payment of any expenses incurred by the Indemnitee in connection with such Proceeding, consistent with the provisions of applicable law as then in effect and the other provisions of this Article 4.

4.2. Effect of Amendments. Neither the amendment or repeal of, nor the adoption of a provision inconsistent with, any provision of this Article 4 (including, without limitation, this Section 4.2) shall adversely affect the rights of any Director or officer under this Article 4 (a) with respect to any Proceeding commenced or threatened prior to such amendment, repeal or adoption of an inconsistent provision or (b) after the occurrence of a Change in Control, with respect to any Proceeding arising out of any action or omission occurring prior to such amendment, repeal or adoption of an inconsistent provision, in either case without the written consent of such Director or officer.
4.3. Insurance, Contracts and Funding. The Corporation may purchase and maintain insurance to protect itself and any indemnified person against any expenses, judgments, fines and amounts paid in settlement as specified in Section 4.1 or Section 4.6 of this Article 4 or incurred by any indemnified person in connection with any Proceeding referred to in such Sections, to the fullest extent permitted by applicable law as then in effect. The Corporation may enter into contracts with any Director, officer, employee or agent of the Corporation or any director, officer, employee, fiduciary or agent of any Covered Entity in furtherance of the provisions of this Article 4 and may create a trust fund or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article 4.
4.4. Indemnification; Not Exclusive Right. The right of indemnification provided in this Article 4 shall not be exclusive of any other rights to which any indemnified person may otherwise be entitled, and the provisions of this Article 4 shall inure to the benefit of the heirs and legal representatives of any indemnified person under this Article

EXHIBIT 3.2
4 and shall be applicable to Proceedings commenced or continuing after the adoption of this Article 4, whether arising from acts or omissions occurring before or after such adoption.
4.5. Advancement of Expenses; Procedures; Presumptions and Effect of Certain Proceedings; Remedies. In furtherance, but not in limitation, of the foregoing provisions, the following procedures, presumptions and remedies shall apply with respect to the advancement of expenses and the right to indemnification under this Article 4:
(a) Advancement of Expenses. All reasonable expenses incurred by or on behalf of the Indemnitee in connection with any Proceeding shall be advanced to the Indemnitee by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Any such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee and shall include any written affirmation or undertaking required by applicable law in effect at the time of such advance.

(b) Procedures for Determination of Entitlement to Indemnification.
(i) To obtain indemnification under this Article 4, an Indemnitee shall submit to the Secretary a written request, including such documentation and information as is reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (the “Supporting Documentation”). The determination of the Indemnitee’s entitlement to indemnification shall be made not later than 60 days after receipt by the Corporation of the written request for indemnification together with the Supporting Documentation. The Secretary shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that the Indemnitee has requested indemnification.
(ii) The Indemnitee’s entitlement to indemnification under this Article 4 shall be determined in one of the following ways: (A) by a majority vote of the Disinterested Directors (as defined in Section 4.5(e)), if they constitute a quorum of the Board; (B) by a written opinion of Independent Counsel (as defined in Section 4.5(e)) if (x) a Change in Control (as defined in Section 4.5(e)) shall have occurred and the Indemnitee so requests or (y) a quorum of the Board consisting of Disinterested Directors is not obtainable or, even if obtainable, a majority of such Disinterested Directors so directs; (C) by the shareholders of the Corporation (but only if a majority of the Disinterested Directors, if they constitute a quorum of the Board, presents the issue of entitlement to indemnification to the shareholders for their determination); or (D) as provided in Section 4.5(c) of this Article 4.
(iii) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 4.5(b)(ii), a majority of the Disinterested Directors shall select the Independent Counsel, but only an Independent Counsel to which the Indemnitee does not reasonably object; provided, however, that if a Change in Control shall have occurred, the Indemnitee shall select such Independent Counsel, but only an Independent Counsel to which a majority of the Disinterested Directors does not reasonably object.
(c) Presumptions and Effect of Certain Proceedings. Except as otherwise expressly provided in this Article 4, if a Change in Control shall have occurred, the Indemnitee shall be presumed to be entitled to indemnification under this Article 4 (with respect to actions or failures to act occurring prior to such Change in Control) upon submission of a request for indemnification together with the Supporting Documentation in accordance with Section 4.5(b) of this Article 4, and thereafter the Corporation shall have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under Section 4.5(b) of this Article 4 to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within 60 days after receipt by the Corporation of the request therefor together with the Supporting Documentation, the Indemnitee shall be deemed to be, and shall be, entitled to indemnification unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. The termination of any Proceeding described in Section 4.1 of this Article 4, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal Proceeding, that the Indemnitee had reasonable cause to believe that his or her conduct was unlawful.
(d) Remedies of Indemnitee.
(i) In the event that a determination is made pursuant to Section 4.5(b) of this Article 4 that the Indemnitee is not entitled to indemnification under this Article 4, (A) the Indemnitee shall be entitled to seek an adjudication of his or her entitlement to such indemnification either, at the Indemnitee’s sole option, in (x) an appropriate court of the state of Indiana or any other court of competent jurisdiction or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association; (B) any such judicial proceeding or arbitration shall be de novo and the Indemnitee shall not be prejudiced by reason of such adverse determination; and (C) if a Change in Control shall have occurred, in any such judicial proceeding or arbitration the Corporation shall have the burden

EXHIBIT 3.2
of proving that the Indemnitee is not entitled to indemnification under this Article 4 (with respect to actions or failures to act occurring prior to such Change in Control).
(ii) If a determination shall have been made or deemed to have been made, pursuant to Section 4.5(b) or (c) of this Article 4, that the Indemnitee is entitled to indemnification, the Corporation shall be obligated to pay the amounts constituting such indemnification within five days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. In the event that (x) advancement of expenses is not timely made pursuant to Section 4.5(a) of this Article 4 or (y) payment of indemnification is not made within five days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Section 4.5(b) or (c) of this Article 4, the Indemnitee shall be entitled to seek judicial enforcement of the Corporation’s obligation to pay to the Indemnitee such advancement of expenses or indemnification. Notwithstanding the foregoing, the Corporation may bring an action, in an appropriate court in the state of Indiana or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of an event described in subclause (A) or (B) of this clause (ii) (a “Disqualifying Event”); provided, however, that in any such action the Corporation shall have the burden of proving the occurrence of such Disqualifying Event.

(iii) The Corporation shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 4.5(d) that the procedures and presumptions of this Article 4 are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Corporation is bound by all the provisions of this Article 4.
(iv) In the event that the Indemnitee, pursuant to this Section 4.5(d), seeks a judicial adjudication of or an award in arbitration to enforce his or her rights under, or to recover damages for breach of, this Article 4, the Indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any expenses actually and reasonably incurred by the Indemnitee if the Indemnitee prevails in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration shall be prorated accordingly.
(e) Definitions. For purposes of this Article 4:
(i) “Change in Control” means a change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A of Regulation 14A (or any amendment or successor provision thereto) promulgated under the Exchange Act, whether or not the Corporation is then subject to such reporting requirement; provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in an election of Directors without the prior approval of at least two-thirds of the members of the Board in office immediately prior to such acquisition; (B) the Corporation is a party to any merger or consolidation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation’s common stock would be converted into cash, securities or other property, other than a merger of the Corporation in which the holders of the Corporation’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (C) there is a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Corporation, or liquidation or dissolution of the Corporation; (D) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (E) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (including for this purpose any new Director whose election or nomination for election by the shareholders was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

(ii) “Disinterested Director” means a Director who is not or was not a party to the proceeding in respect of which indemnification is sought by the Indemnitee.
(iii) “Independent Counsel” means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent: (a) the Corporation or the Indemnitee in any matter material to either such party or (b) any other party to the Proceeding giving rise to a claim for indemnification under this Article 4. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under applicable standards of professional conduct, would have a conflict of interest in representing either the Corporation or the Indemnitee in an action to determine the Indemnitee’s rights under this Article 4.

EXHIBIT 3.2
4.6. Indemnification of Employees and Agents. Notwithstanding any other provision of this Article 4, the Corporation, to the fullest extent permitted by applicable law as then in effect, may indemnify any person other than a Director or officer of the Corporation who is or was an employee or agent of the Corporation and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed Proceeding by reasons of the fact that such person is or was an employee or agent of the Corporation or, at the request of the Corporation, a director, officer, employee, fiduciary or agent of a Covered Entity against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding. The Corporation may also advance expenses incurred by such employee, fiduciary or agent in connection with any such Proceeding, consistent with the provisions of applicable law as then in effect.
4.7. Severability. If any of this Article 4 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article 4 (including, without limitation, all portions of any Section of this Article 4 containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article 4 (including, without limitation, all portions of any Section of this Article 4 containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

5.	CAPITAL STOCK.
5.1. Book-Entry Shares.
(a) Shares of stock of each class of the Corporation may be issued in book-entry form only. Stock certificates previously issued which evidence outstanding shares will remain valid evidence of share ownership but may only be exchanged for shares in book-entry form. The statement evidencing ownership of such book-entry shares shall state the name of the Corporation and that it is organized under the laws of the State of Indiana, the name of the person to whom the shares were issued, and the number and class of shares and the designation of the series, if any, the book-entry statement represents, and shall state conspicuously on its front or back that the Corporation will furnish the shareholder, upon his written request and without charge, a summary of the designations, relative rights, preferences, and limitations applicable to each class and the variations in rights, preferences, and limitations determined for each series (and the authority of the Board to determine variations for future series).
5.2. Record Ownership. A record of the name of the person, firm or corporation and address of each holder of stock, the number of shares of each class and series represented thereby and the date of issue thereof shall be made on the Corporation’s books. The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof, and accordingly shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any person, whether or not it shall have express or other notice thereof, except as required by applicable law.
5.3. Transfer of Record Ownership. Transfers of stock shall be made on the books of the Corporation only by direction of the person named in the certificate or book-entry records or such person’s attorney, lawfully constituted in writing, and only upon the surrender of the certificate, if any, therefor and a written assignment of the shares being transferred. Whenever any transfer of stock shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates, if any, are presented to the Corporation for transfer, both the transferor and transferee request the Corporation to do so.
5.4. Lost, Stolen or Destroyed Certificates. New book-entry shares representing shares of the stock of the Corporation shall be issued in place of any certificate alleged to have been lost, stolen or destroyed in such manner and on such terms and conditions as the Board from time to time may authorize in accordance with applicable law.
5.5. Transfer Agent; Registrar. The Corporation shall maintain one or more transfer offices or agencies where stock of the Corporation shall be transferable. The Corporation shall also maintain one or more registry offices where such stock shall be registered. The Board may make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of the shares of stock and related book-entry statements in accordance with applicable law.

5.6. Fixing Record Date for Determination of Shareholders of Record.

EXHIBIT 3.2
(a) The Board may fix, in advance, a date as the record date for the purpose of determining the shareholders entitled to notice of, or to vote at, any meeting of shareholders or any adjournment thereof, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 days nor less than 10 days before the date of a meeting of shareholders. If no record date is fixed by the Board, the record date for determining the shareholders entitled to notice of or to vote at a shareholders’ meeting shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting and shall fix a new record date if such adjourned meeting is more than 120 days after the date of the original meeting.
(b) The Board may fix, in advance, a date as the record date for the purpose of determining the shareholders entitled to receive payment of any dividend or other distribution or the allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or in order to make a determination of the shareholders for the purpose of any other lawful action, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 calendar days prior to such action. If no record date is fixed by the Board, the record date for determining the shareholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

6.	SECURITIES HELD BY THE CORPORATION.
6.1. Voting. Unless the Board shall otherwise order, the Chairman, any Vice Chairman, the Chief Executive Officer, the President, any Executive Vice President, any Senior Vice President, any Vice President, the Chief Financial Officer, the Chief Accounting Officer, the Controller, the Treasurer or the Secretary shall have full power and authority, on behalf of the Corporation, (a) to attend, act and vote at any meeting of shareholders of any corporation in which the Corporation may hold stock and at such meeting to exercise any or all rights and powers incident to the ownership of such stock, and to execute on behalf of the Corporation a proxy or proxies empowering another or others to act as aforesaid, and (b) to delegate to any employee or agent such power and authority.
6.2. General Authorization to Transfer Securities Held by the Corporation.
(a) Any of the following officers, to wit: the Chairman, any Vice Chairman, the Chief Executive Officer, the President, any Executive Vice President, any Senior Vice President, any Vice President, the Chief Financial Officer, the Chief Accounting Officer, the Controller, the Treasurer, any Assistant Controller, any Assistant Treasurer, and each of them, hereby is authorized and empowered (i) to transfer, convert, endorse, sell, assign, set over and deliver any and all shares of stock, bonds, debentures, notes, subscription warrants, stock purchase warrants, evidences of indebtedness, or other securities now or hereafter standing in the name of or owned by the Corporation and to make, execute and deliver any and all written instruments of assignment and transfer necessary or proper to effectuate the authority hereby conferred, and (ii) to delegate to any employee or agent such power and authority.

(b) Whenever there shall be annexed to any instrument of assignment and transfer executed pursuant to and in accordance with the foregoing Section 6.2(a), a certificate of the Secretary or any Assistant Secretary in office at the date of such certificate setting forth the provisions hereof, stating that they are in full force and effect, setting forth the names of persons who are then officers of the corporation, and certifying as to the employees or agents, if any, to whom any such power and authority have been delegated, all persons to whom such instrument and annexed certificate shall thereafter come shall be entitled, without further inquiry or investigation and regardless of the date of such certificate, to assume and to act in reliance upon the assumption that (i) the shares of stock or other securities named in such instrument were theretofore duly and properly transferred, endorsed, sold, assigned, set over and delivered by the Corporation, and (ii) with respect to such securities, the authority of these provisions of these By-laws and of such officers, employees and agents is still in full force and effect.

7.	DEPOSITARIES AND SIGNATORIES.
7.1. Depositaries. The Chairman, any Vice Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, and the Treasurer are each authorized to designate depositaries for the funds of the Corporation deposited in its name or that of a division of the Corporation, or both, and the signatories with respect thereto in each case, and from time to time, to change such depositaries and signatories, with the same force and effect as if each such depositary and the signatories with respect thereto and changes therein had been specifically designated or authorized by the Board; and each depositary designated by the Board or by the Chairman, any Vice Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, or the Treasurer shall be entitled to rely upon the certificate of the Secretary or any Assistant Secretary of the Corporation or of a division of the Corporation setting forth the fact of such designation and of the appointment of the officers of the Corporation or of the division or of

EXHIBIT 3.2
both or of other persons who are to be signatories with respect to the withdrawal of funds deposited with such depositary, or from time to time the fact of any change in any depositary or in the signatories with respect thereto.
7.2. Signatories. Unless otherwise designated by the Board or by the Chairman, any Vice Chairman, the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer, each of whom is authorized to execute any of such items individually, all notes, drafts, checks, acceptances, orders for the payment of money and all other negotiable instruments obligating the Corporation for the payment of money, including any form of guaranty by the Corporation with respect to any such item entered into by any direct or indirect subsidiary of the Corporation, shall be (a) signed by any Assistant Treasurer and (b) countersigned by the Chief Accounting Officer, Controller or any Assistant Controller, or (c) either signed or countersigned by any Executive Vice President, any Senior Vice President or any Vice President in lieu of either the officers designated in clause (a) or the officers designated in clause (b) of this Section 7.2.

8.	SEAL.
The seal of the Corporation shall be in such form and shall have such content as the Board shall from time to time determine.

9.	FISCAL YEAR.
The fiscal year of the Corporation shall end on December 31 in each year, or on such other date as the Board shall determine.

10.	WAIVER OF OR DISPENSING WITH NOTICE.
10.1. Whenever any notice of the time, place or purpose of any meeting of shareholders is required to be given by applicable law, the Articles of Incorporation or these By-laws, a written waiver of notice, signed by a shareholder entitled to notice of a shareholders’ meeting, whether by pdf, facsimile, telegraph, cable or other form of recorded communication, whether signed before or after the time set for a given meeting, shall be deemed equivalent to notice of such meeting. The waiver must be included in the minutes or filed with the corporate records. Attendance of a shareholder in person (including by remote communication, if applicable) or by proxy at a shareholders’ meeting shall constitute a waiver of notice to such shareholder of such meeting, except when (a) the shareholder attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened, or (b) the shareholder objects to consideration of a particular matter at the meeting at the time such matter is presented because it is not within the purpose or purposes described in the meeting notice.
10.2. Whenever any notice of the time or place of any meeting of the Board or committee of the Board is required to be given by applicable law, the Articles of Incorporation or these By-laws, a written waiver of notice signed by a Director, whether by pdf, facsimile, telegraph, cable or other form of recorded communication, whether signed before or after the time set for a given meeting, shall be deemed equivalent to notice of such meeting. Unless the Director is deemed to have waived notice by attending the meeting, the waiver must be in writing, signed by the Director entitled to the notice and filed with the minutes or corporate records. Attendance of a Director at a meeting shall constitute a waiver of notice to such Director of such meeting, unless the Director at the beginning of the meeting (or promptly upon the Director’s arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.
10.3. No notice need be given to any person with whom communication is made unlawful by any law of the United States or any rule, regulation, proclamation or executive order issued under any such law.

11.	AMENDMENT OF BY-LAWS.
Except as otherwise provided in Section 2.10(b) of these By-laws, these By-laws, or any of them, may from time to time be supplemented, amended or repealed, or new By-laws may be adopted, by the Board at any regular or special meeting of the Board, if such supplement, amendment, repeal or adoption is approved by a majority of the entire Board. These By-laws, or any of them, may from time to time be supplemented, amended or repealed, or new By-laws may be adopted, by the shareholders at any regular or special meeting of shareholders at which a quorum is present, if such supplement, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in an election of directors.

EXHIBIT 3.2

12.	OFFICES AND AGENT.
12.1. Registered Office and Agent. The registered office of the Corporation in the State of Indiana shall be 150 West Market Street, Suite 800, Indianapolis, Indiana 46204. The name of the registered agent is C T Corporation System. Such registered agent has a business office identical with such registered office.
12.2. Other Offices. The Corporation may also have offices at other places, either within or outside the State of Indiana, as the Board may from time to time determine or as the business of the Corporation may require.